SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549


                             FORM 8-K


                          CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



Date of Report (Date of Earliest Event Reported) July 27, 1995



             AMALGAMATED AUTOMOTIVE INDUSTRIES, INC.




   PENNSYLVANIA             1-6886         23-1716951

  (State or other    (Commission File   (IRS Employer
   jurisdictional     Number)            Identification Number)
   of incorporation
   or organization)



   POST OFFICE BOX 2441
   1731 SOUTH 19TH STREET, HARRISBURG, PENNSYLVANIA      17104
   (Address of principal executive offices)            (Zip Code)



Registrant's telephone number, including area code    717/939-7893




                            NO CHANGE

  (Former name or former address, if changed since last report)



















 Item 5.  Other Events

     (a)  Second Amendment to Forbearance Agreement with Provident Bank of
          Maryland

     As reported most recently in the Issuer's Current Report on Form 8-K, dated July 10, 1995, the Issuer has maintained a revolving line of credit with Provident Bank of Maryland ("Provident") since May 1992. Under the original loan agreement, the Issuer was allowed to borrow up to $2,000,000 and at April 30, 1995, the Issuer had utilized the credit facility to the extent of $1,877,000. The line of credit is collateralized by accounts receivable, inventory, equipment, and working fund accounts maintained at the bank. The agreement provides, among other things, for maintenance of working capital above $750,000 and tangible net worth above $500,000, the meeting of certain performance ratios and cash flows (as defined in the agreement).

     In the Management's Discussion and Analysis Section of its Annual Report on Form 10-KSB for the 12 months ended October 31, 1994, the Issuer reported that although it was in default of certain ratio and cash flow requirements under its line of credit agreement, Provident had agreed to waive its rights and remedies allowed per the loan agreement as of October 31, 1994, but as a condition for the waiver, the loan interest rate under the loan agreement had been increased from 2% to 4% per annum above the bank's prime rate effective January 9, 1995.

     As reported in the Issuer's Current Report on Form 8-K, dated April 28, 1995, Provident, by letter received April 28, 1995, advised that it was the bank's intent for the Issuer to repay or replace Provident's credit facilities by no later than June 1, 1995. The Issuer also reported that it had engaged a firm to provide consulting services to include such matters as the structuring of financing alternatives, preparation of financial and marketing presentations and making inquiries within the industry regarding interest in the possible acquisition of the Company's stock or assets. The Issuer further reported that management, with the assistance of the consulting firm, was in the process of seeking alternative financing arrangements to replace Provident's credit facilities at the earliest opportunity, but was uncertain whether it could be accomplished by June 1, 1995. It was also reported that the Issuer had received some expressions of interest in the possible purchase of its shares or a substantial portion of its assets and had commenced discussions of a preliminary nature with firms expressing an interest and that Shareholders had been advised that management would consider legitimate proposals and, if they merit it, make a recommendation regarding same to Shareholders.

     By letter dated June 1, 1995, Provident demanded the immediate and full repayment of all sums outstanding under the Issuer's revolving line of credit loan agreement. On June 5, 1995, the Issuer and Provident entered into a Forbearance Agreement ("Forbearance Agreement") which was attached to the April 30, 1995 Form 10-QSB as Exhibit No.(10.9), whereby Provident agreed to forbear from the immediate exercise of its enforcement and collection rights until 5:00 p.m. on June 30, 1995 and to continue to advance funds under the revolving credit line as modified by the Forbearance Agreement. Under the terms of the Forbearance Agreement, all payments received on the Issuer's accounts and receivables and all payments received as a result of the sale or other disposition of the Issuer's inventory were paid to Provident and applied to reduce the sums owed by the Issuer to Provident. In addition, the original $2,000,000 revolving line of credit was modified and the aggregate allowable principal amount outstanding reduced by $37,500 weekly to $1,824,500 for the week ended June 30, 1995.

     As reported in the Issuer's Current Report on Form 8-K, dated July 10, 1995, the Issuer and Provident, on June 30, 1995, agreed to an Amendment to the Forbearance Agreement, whereby Provident agreed to continue to forbear until 5:00 p.m. on July 31, 1995, to continue to advance funds under the revolving credit line and to increase the credit line as reduced by the Forbearance Agreement from $1,824,500 to $1,862,000 for the period July 1, 1995 to the amended Date of Termination on July 31, 1995. Except as specifically modified, all other terms and provisions of the Forbearance Agreement remained in effect.

     As of July 27, 1995, the Issuer and Provident agreed to a Second Amendment to the Forbearance Agreement, whereby Provident agreed to continue to forbear until 5:00 P.M. on August 31, 1995 and the parties agreed that all other terms and provisions of the Forbearance Agreement as previously amended would remain in full force and effect. For a full and complete description and understanding of the terms and conditions of the Second Amendment to the Forbearance Agreement, reference should be made to the agreement which is attached hereto as Exhibit No. (10.11).

     The Issuer has continued to actively seek a replacement credit facility and has received a proposal from one lending institution and has an application pending with another lending institution which has recently completed its due diligence audit of the Issuer. The Issuer has also received expressions of possible interest in the purchase of the Issuer's shares and/or assets, and recently (August 8, 1995) received a conditional proposal which is neither legally binding nor an agreement to enter into an agreement, whereby the Issuer might be merged through an exchange of stock. Management is presently reviewing the matter but has not yet determined whether it merits further pursuit, including presentation to shareholders.

     (b)  Resignation of Treasurer and Election of Controller

     On July 18, 1995, Nick J. Chacanias was named Controller of the Issuer following the resignation of Timothy L. McMasters as Treasurer. Prior to his election as an officer of the Issuer, Mr. Chacanias was Controller of Singers Athletic Wear, Harrisburg, Pennsylvania from September, 1991 to July, 1995, where his responsibilities included preparation of financial statements, cash management, budgeting forecast, taxation for federal and state purposes, supervision of a staff of 24 employees including sales, production, and receiving departments for two locations, conversion of a manual accounting system to a computerized accounting system, and utilization of Lotus 1-2-3, Microsoft and Peachtree accounting packages. Prior thereto, Mr. Chacanias was a Tax Accountant in Coopers and Lybrand's Harrisburg, Pennsylvania office from September, 1989 to September, 1991 and a teacher in the Tinton Falls, New Jersey School System from September, 1985 to June, 1989. Mr. Chacanias holds a B.S. Degree in education from William Paterson College, Wayne, New Jersey. Mr. Chacanias was also a student in Kean College, Union, New Jersey's Business Administration Program where he concentrated in accounting.





























                             SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                         AMALGAMATED AUTOMOTIVE INDUSTRIES, INC.
                                        (Registrant)


Date: August 10, 1995    /s/ Kurt J. Myers
                         Kurt J. Myers
                         President and Chief Executive Officer